                                                  EXHIBIT 1
                                                  ----------

SCOTT EDWARD COLE, ESQ. (Bar No. 160744)
LAW OFFICES OF SCOTT EDWARD COLE
2325 Clement Avenue, Suite 210
Alameda, California 94501
Telephone: (510) 522-2605
Facsimile: (510) 841-5501

Attorneys for Plaintiffs
CALLI SANTOS, et al.

        IN THE SUPERIOR COURT OF THE STATE OF CALIFORNIA

              IN AND FOR THE COUNTY OF CONTRA COSTA


CALLI SANTOS, SUSANNE
BRAGG, LEO DESROCHERS,
VALERIE VEGA-WRIGHT,
KAREN GREATHOUSE, RACHEL
SITEA, ROBERT H. WILLIAMS,              CLASS ACTION
TONY BREWSTER, KAREN                     ------------
BREWSTER, MICHELLE                 COMPLAINT FOR DAMAGES FOR:
PATTERSON, RAY ROHME,
RALPH WISE, SHELLY MOTTER,         1) NEGLIGENCE;
NANCY SOUZA, KAREN                 2) PUBLIC NUISANCE;
JORDON, ROSEMARY                   3) PRIVATE NUISANCE;
MARANGONI, WAYNE NECKEL,           4) STRICT LIABILITY FOR
DOUG SKOG, FRANK                      ULTRAHAZARDOUS ACTIVITY;
HAGEMAN, GABRIELLE                 5) TRESPASS;
FITZMAURICE-KENDRICK,              6) NEGLIGENT INFLICTION OF
VERA KOPPERUD, JOHN                   EMOTIONAL DISTRESS;
HANKINS, NANCY HARWOOD             7) INTENTIONAL INFLICTION OF
ANNETTE McDONALD                      EMOTIONAL DISTRESS;
MICHAEL SLACK, FRANCES             8) ATTORNEYS' FEES PURSUANT TO
DAHL, on behalf of themselves, and    CALIFORNIA CODE OF CIVIL
all others similarly situated,        PROCEDURE SECTION 1021.5.

               PLAINTIFFS,

V.

UNOCAL CORPORATION,
UNOCAL PETROLEUM
PRODUCTS AND CHEMICALS
DIVISION, and DOES 1 through

500 inclusive,

               Defendants.
- --------------------------------

Plaintiffs represent, complain and allege as follows:

                           PLAINTIFFS
                           ----------

1.   As used throughout this class action complaint, the term
"Plaintiffs" and/or "Class" refers to each and every named plaintiff, and each and every person eligible for membership in the plaintiff class as described and defined below.

2. The Plaintiff Class consists of all members who have been exposed, in any way, to the chemical substances (including the chemical trade named "Catacarb" and any of its breakdown products) as a result of the releases of said chemical substances by Unocal Refinery in Rodeo, as further identified below, between at least August 22, 1994 and September 6, 1994 and who were damaged in some manner by said releases.

3. At all times herein relevant, representative plaintiffs were and now are persons within the class of persons described and defined above.

4. Plaintiffs bring this action on behalf of themselves and as a class action pursuant to California Code of Civil procedure section 382, on behalf of all persons or entities similarly situated and proximately damaged by the toxic release, as described further herein.

5. Plaintiffs are informed and believe that the class has thousands of members and as such is so numerous that joinder of all members of the class in a single action is impracticable.

6. Plaintiffs and the class members share a community of interests in that there are numerous common questions of fact and law which predominate over any questions solely affecting individual members, including:
     a) whether Defendants committed and/or participated in the acts alleged;
     b)   whether Defendants breached duties of care;
     c)   whether Defendants acted recklessly and/or willfully;
     d)   whether Defendants committed violations of law;
     e) whether Defendants by their ownership, management, control, storage and transportation of an ultra-hazardous substance are absolutely liable, regardless of fault for damages or injuries and losses arising from the toxic releases;
     f)   whether Defendants are strictly liable;
     g)   whether Defendants' conduct constitutes trespass; and
     h) whether Plaintiffs collectively are entitled to prospective equitable and injunctive relief.

7. The named plaintiffs in this class action are adequate representatives of the class, in that these plaintiffs' claims are typical and these plaintiffs have the same interests in the litigation of this case on their behalf. These named plaintiffs are committed to vigorous prosecution of this case, and have retained competent counsel experienced in litigation of this nature. These named plaintiffs are not subject to any individual defenses unique from those conceivably applicable to the class as a whole. These named plaintiffs anticipate no management difficulties of the litigation.

                           DEFENDANTS
                           ----------

8. At all times herein relevant, Defendant UNOCAL CORPORATION (hereinafter referred to as "UNOCAL"), Defendant UNOCAL PETROLEUM PRODUCTS AND CHEMICALS DIVISION (hereinafter referred to as "UNOCAL PETROLEUM") and DOES 1 through 100, inclusive, were and are corporations, duly licensed and located and doing business in, but not limited to, the city of Rodeo, in the County of Contra Costa, in the State of California. In Rodeo, California, UNOCAL and DOES 1 through 100, inclusive, operate a chemical manufacturing facility (hereinafter referred to as a "refinery").

9. At all times herein relevant, defendants UNOCAL, UNOCAL PETROLEUM and DOES 1 through 100, inclusive, owned and operated a facility known as the "Unocal San Francisco Refinery" in the City of Rodeo, California. Defendants UNOCAL, UNOCAL PETROLEUM and DOES 1 through 100, inclusive, were and are engaged in the business of, but not necessarily limited to, producing, manufacturing, maintaining, controlling, refining and distributing oil and petroleum products, for profit.

10. Defendants identified as DOES 101 through 500 inclusive, were, at all relevant times herein mentioned, officers, directors, supervisors, agents and/or employees of defendants UNOCAL, UNOCAL PETROLEUM and DOES 1 through 100, inclusive.

11. Plaintiffs are unaware of the true names and capacities of those defendants sued herein as DOES 1 through 500, inclusive, and therefore sue these defendants by such fictitious names. Plaintiffs will seek leave of court to amend this complaint when same are ascertained. Plaintiffs are informed and believe and based thereon allege that each of the fictitiously named defendants is responsible in some manner for the occurrences herein alleged, and that Plaintiffs' injuries as herein alleged were proximately caused by the negligent or intentional conduct.

12. Plaintiffs are informed and believe, and thereon allege, that at all relevant times herein mentioned, each of the defendants was the agent and/or employee of each of the remaining defendants, and in doing the acts hereinafter alleged, was acting within the course and scope of such agency and/or employment.

                   COMMON FACTUAL ALLEGATIONS
                   --------------------------

13. Prior to and including August 22, 1994, defendants UNOCAL, UNOCAL PETROLEUM and DOES 1 through 100, inclusive, detected a leak of and, thereafter, knowingly released hazardous chemicals (including the chemical trade named "Catacarb") from their Rodeo refinery. The chemical known as "Catacarb" is a toxic substance, known to cause severe short-term detriment to the health of humans and animals. One of the components of "Catacarb" is a Vanadium compound.

14. Vanadium is a relatively heavy metal and is commonly known by persons employed in the refining industry to be toxic.

15. The chemical known as "Catacarb" is also composed of Diethanolamine. Diethanolamine is also commonly known by persons employed in the refining industry to be toxic.

16. In addition to the short-term health effects caused by exposure to these chemicals,it is commonly known by persons employed in the refining industry that the "fall-out" of such airborne chemicals, including "Catacarb" and any of its breakdown products, was likely to cause damage to personal and/or real property and to the environment.

17. The above-described leak resulted in the airborne release of well over 100 tons of Catacarb into the environment of the surrounding communities of Crockett, Rodeo and Selby, California, commencing on or about August 1994.

18.  On or about August 22, 1994, defendants UNOCAL, UNOCAL
PETROLEUM and DOES 1 through 100, inclusive, contacted the Contra
Costa County Health Department of notify them of the existence of said chemical leak and the resulting chemical releases.

19. On or about this date, Defendants, and each of them, did not notify any citizen in the Crockett/Selby/Rodeo, California areas, except for those who were incidentally employed by defendants UNOCAL, UNOCAL PETROLEUM and DOES 1 through 100, inclusive and/or by the Contra Costa County Health Department, pursuant to UNOCAL's/UNOCAL PETROLEUM's notification of the leak and release to this entity.

20.  Between at lease August 22, 1994 and September 6, 1994,
Defendants, and each of them, knew of the release of these chemicals, including "Catacarb" and its breakdown products and the hazardous nature thereof, yet failed to provide any notice of said releases to the citizens of the Crockett/Selby/Rodeo, California areas.

21. Between August 22, 1994 and September 6, 1994, Defendants, and each of them, received numerous complaints from UNOCAL and/or
UNOCAL PETROLEUM employees and/or members of the Crockett/Selby/Rodeo areas of symptoms of illness from the "fall-out" of "Catacarb".

22. Despite these numerous complaints, Defendants, and each of them, failed to notify the citizenry of surrounding and affected areas, from which the complaints originated, of the existence of any chemical releases or the potential and reported effects thereof.

23. Had the citizenry of the geographical area downwind of the Rodeo facility of defendants UNOCAL, UNOCAL PETROLEUM and DOES 1 through 100, inclusive, been informed of the existence of said leak(s) and releases when detected by Defendants, and each of them, said citizenry would have been able to take protective measures, such as avoiding said areas downwind of Defendants for the duration of the releases or any portion thereof. Such action by Plaintiffs, if taken, to avoid exposure to these known toxic substances could and would have greatly reduced the health and property damages to Plaintiffs.

24. Furthermore, despite the numerous complaints received by Defendants and despite the known risks of exposure to these chemicals, including "Catacarb", Defendants, and each of them failed to take any corrective measures, such as shutting down and/or repairing the leaking equipment/facility until September 6, 1994.

25. The above-described unabated release of these chemicals, including "Catacarb" by Defendants, and each of them, for a period of two weeks, and the resulting "fall-out" of these toxic substances over the Crockett/Selby/Rodeo area has resulted in short-term health problems for a large number of citizens of the aforementioned communities, too numerous to identify herein.

26. Said health effects include "flu-like" symptoms such as sore throats, coughs, eye irritation, nausea, vomiting, diarrhea, runny noses, severe headaches, fatigue, dizziness, loss of appetite and weight loss, and related pains. Various other health effects experienced by Plaintiffs include, but are not necessarily limited to, intense cramping and pain of the abdomen, watery eyes, nose bleeds, sores to and discoloration of the lips and inner mouth, rashes and other skin irritations on various parts of the body, disruptions or interference with menstrual cycles and lung irritation.

27. These health effects are, in many cases, ongoing, and are an extreme concern to Plaintiffs.

28. Furthermore, as the chemical substance (trade named "Catacarb") is known and considered to be toxic, it is likely to have caused and may continue to cause long-term health effects to the citizenry of the aforementioned communities. As discussed herein, Vanadium, one of the components of "Catacarb", is a heavy metal, capable of remaining in the systems of humans and animals for extended periods of time, if not remaining there permanently.

29. Furthermore, the resulting "fall-out" of this toxic substance over the Crockett/Selby/Rodeo area has resulted in damage to real and/or personal property for a number of citizens of the aforementioned communities, too numerous to identify herein.

30. The "fall-out" of this toxic substance has left behind a sticky, waxy residue on Plaintiffs' property. The damage to said real and/or personal property includes, but is not necessarily limited to, discoloration, streaking and/or spotting of automobile paint and spotting and streaking on the windows of homes and vehicles. Said chemicals have invaded Plaintiffs' living areas and are now embedded in the carpets, furniture, clothing and other articles of Plaintiffs.

31. The settling of this toxic chemical's "fall-out" on garden fruits and vegetables in the aforementioned geographical areas has rendered said property unfit for consumption or has necessitated the removal of outer layers of said fruits and vegetables before consumption.

32. Despite a variety of efforts by Plaintiffs to remove the residual substances from their real and/or personal property, in many instances, these efforts were entirely unproductive, resulting in permanent damage to the aforementioned property.

33. As a proximate result of Defendants' conduct as set forth herein, Plaintiffs have sustained damages, as described above, including damages to real and personal property, lost usage and enjoyment of property, diminution of fair market value of property, all in an amount to be established at trail, but, in no event, in an amount less than $500,000,000.00.

34. As a further proximate result of Defendants' conduct as set forth herein, Plaintiffs have sustained damages, as described above, including personal injuries and/or medical and related expenses, loss of consortium, mental anguish and other emotional distress, loss of earnings and earning potential due to work missed, opportunities and other benefits of employment, all in an amount to be established at trail, but, in no event, in an amount less than $500,000,000.00.

                      FIRST CAUSE OF ACTION
                      ---------------------

                           NEGLIGENCE
                      (VS. ALL DEFENDANTS)

35. Plaintiffs incorporate in this cause of action each and every allegation of paragraphs 1 through 34, inclusive, with the same force and effect as though fully set forth herein.

36. At all times herein relevant, Defendants, and each of them, owed a duty of care to Plaintiffs, and each of them, to act with reasonable care so as not to put Plaintiffs' health and safety or the condition of these Plaintiffs' real and/or personal property in jeopardy.

37. In releasing excessive quantities of "Catacarb" from their facility(ies), in failing to adequately warn the foreseeable class of Plaintiffs of the dangers of said release, in failing to contain and/or repair any known leaks in Defendants' facility immediately upon discovery thereof, in failing to adhere to applicable industry standards, internal safety procedures, and/or other applicable state or local laws, rules, regulations and standards, and in otherwise doing the acts alleged herein, Defendants, and each of them, did breach their general duty of care to Plaintiffs.

38. As a proximate result of Defendants' conduct as set forth herein, Plaintiffs have sustained damages, as set forth in paragraphs 33 and 34 of this Complaint.


                     SECOND CAUSE OF ACTION
                     ----------------------

                         PUBLIC NUISANCE
(VS. DEFENDANTS UNOCAL, UNOCAL PETROLEUM AND DOES 1 THROUGH 100,
                           INCLUSIVE)

39. Plaintiffs incorporate in this cause of action each and every allegation of paragraphs 1 through 38, inclusive, with the same force and effect as though fully set forth herein.

40. The release of the chemical substance herein-described (trade named "Catacarb") by Defendants UNOCAL, UNOCAL PETROLEUM and DOES 1 through 100, inclusive, and each of them, into the air and, in turn, upon the ground by way of "fall-out" that is the property of the people of the State of California, constitutes a public nuisance.
                                  8

41. This toxic substance has migrated, and continues to migrate, into the environment, continuing to damage the natural resources of the State of California and, thereby, depriving the people of the State of California of the right to use and enjoy those natural resources in their natural, uncontaminated form.

42. These defendants shamelessly committed this public nuisance in the course of their profit making activity, and benefitted monetarily from the inexpensive, but environmentally irresponsible methods of controlling and securing their facilities from releasing dangerous chemicals, as has occurred and is described herein. Plaintiffs never consented to any of the foregoing.

43. The nuisance effects a considerable number of persons, but at the same time, causes special injury to Plaintiffs in that the natural resources located within their community are affected most greatly.

44. As a proximate result of Defendants' conduct as set forth herein, Plaintiffs have sustained damages, as set forth in paragraphs 33 and 34 of this Complaint.


                      THIRD CAUSE OF ACTION
                      ---------------------

                        PRIVATE NUISANCE
(VS. DEFENDANTS UNOCAL, UNOCAL PETROLEUM AND DOES 1 THROUGH 100,
                           INCLUSIVE)


45. Plaintiffs incorporate in this cause of action each and every allegation of paragraphs 1 through 44, inclusive, with the same force and effect as though fully set forth herein.

46. Plaintiffs are informed and believe, and based on such information and belief, herein allege that during the time defendants UNOCAL, UNOCAL PETROLEUM and DOES 1 through 100, inclusive, and each of them, occupied the premises of said refinery, Defendants occupied, used and maintained the above-described refinery in such a manner that allowed the herein-described toxic chemical (trade names "Catacarb"), to be released over a two-week period, without abatement, into the environment and onto Plaintiffs' property and into Plaintiffs' soil, groundwater and waters of the State of California.

47. The aforementioned occupation, use and maintenance of the premises of these defendants constitutes a nuisance within the meaning of California Civil Code section 3479, in that it interfered with Plaintiffs' comfortable enjoyment of their property and required and continues to require Plaintiffs to incur costs by reason of their ownership of their property. The nuisance is continuing and Plaintiffs have never consented to said nuisance.

48. As a proximate result of the nuisance, Plaintiffs have been deprived of the full use and enjoyment of their property and have suffered and will continue to suffer damages by reason of diminution in the value of their property, lost profits an economic losses, diminution of rents from their property and damages resulting from the stigma to their property caused by its contaminated condition. The amount of said damages shall be in an amount to be determined at trial, according to proof.

49. As a proximate result of Defendants' conduct as set forth herein, Plaintiffs have sustained damages, as set forth in paragraphs 33 and 34 of this Complaint.


                     FOURTH CAUSE OF ACTION
                     ----------------------
          STRICT LIABILITY FOR ULTRAHAZARDOUS ACTIVITY
(VS. DEFENDANTS UNOCAL, UNOCAL PETROLEUM AND DOES 1 THROUGH 100,
                           INCLUSIVE)


50. Plaintiffs incorporate in this cause of action each and every allegation of paragraphs 1 through 49, inclusive, with the same force and effect as though fully set forth herein.

51. In the course of the operation of said refinery, defendants UNOCAL, UNOCAL PETROLEUM and DOES 1 through 100, inclusive, engaged in the handling, management, storage and/or control of a hazardous chemical (trade names "Catacarb"). Those activities were conducted in close proximity to commercial establishments and residences, as herein alleged.

52. The chemical (trade named "Catacarb") is composed partly of toxic substances and/or heavy metals that are capable of doing substantial damage to humans, animals, personal/real property and the environment if released, in any form, into said environment. As such, the release of "Catacarb" poses a serious health and safety hazard to humans, animals, property and the environment.

53. The management, control and handling of "Catacarb" are subject to regulation by federal, state and local authorities and require special management and handling to ensure safety.

54. Unless managed, controlled, and/or handled properly, with sufficient safeguards imposed and adhered to, there is a substantial likelihood that harm will occur upon the release of "Catacarb" into the environment.

55. The handling and control of "Catacarb" in commercial quantities is not an activity which is a matter of common usage.

56. The handling and control of "Catacarb" in commercial quantities, as done by Defendants herein, was conducted for the purposes of generating profits, for the direct benefit of these defendants, and each of them.

57. The control, use and management of "Catacarb" by these defendants, and each of them, constitutes an abnormally dangerous activity and these defendants, and each of them, are strictly, jointly and severally, liable for damages which result from that activity.

58. As a proximate result of Defendants' conduct as set forth herein, Plaintiffs have sustained damages, as set forth in paragraphs 33 and 34 of this Complaint.


                      FIFTH CAUSE OF ACTION
                      ---------------------
                            TRESPASS
                      (VS. ALL DEFENDANTS)


59. Plaintiffs incorporate in this cause of action each and every allegation of paragraphs 1 through 58, inclusive, with the same force and effect as though fully set forth herein.

60. Plaintiffs are and were, for all relevant times herein mentioned, in lawful possession of certain real and personal property in the geographical areas around and downwind from the Unocal facility, as herein described.

61. Defendants, and each of them, engaged in the handling, management and control of a hazardous chemical (trade named "Catacarb") that resulted in the release and, in turn, "fall-out" of this chemical substance onto the real and/or personal property of Plaintiffs. Said release had the normal and foreseeable consequence that this substance would cause damage to said property.

62. Defendants' continued release of "Catacarb", a toxic and otherwise dangerous substance, was intentional.

63. Plaintiffs, at no time, consented to the intrusion of said substance onto their respective properties.

64. As a proximate result of Defendants' conduct as set forth herein, plaintiffs have sustained damages, as set forth in paragraphs 33 and 34 of this Complaint.


                      SIXTH CAUSE OF ACTION
                      ---------------------
           NEGLIGENT INFLICTION OF EMOTIONAL DISTRESS
                      (VS. ALL DEFENDANTS)


65. Plaintiffs incorporate in this cause of action each and every allegation of paragraphs 1 through 64, inclusive, with the same force and effect as though fully set forth herein.

66. Defendants, and each of them, permitted the release of toxic and otherwise harmful chemicals into the environment, with full knowledge of the dangerous nature of said chemicals, and permitted same to continue unabated for at least two weeks, with full knowledge of the likely consequences thereof.

67. Defendants, and each of them, knew or should have known that the result of the above-described acts would cause Plaintiffs severe emotional distress, yet performed said acts nonetheless.

68. As a direct and proximate result of the above-described negligent conduct of Defendants, and each of them, Plaintiffs did suffer severe emotional distress and mental suffering. In particular, Plaintiffs were extremely fearful for the safety, health and welfare of themselves, their spouses and other potentially-affected family members.

69. As a proximate result of Defendants' conduct as set forth herein, Plaintiffs have sustained damages, as set forth in paragraphs 33 and 34 of this Complaint.

                     SEVENTH CAUSE OF ACTION
                     -----------------------
          INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS
                      (VS. ALL DEFENDANTS)


70. Plaintiffs incorporate in this cause of action each and every allegation of paragraphs 1 through 69, inclusive, with the same force and effect as though fully set forth herein.

71. Defendants, and each of them, engaged in extreme and outrageous conduct in permitting the unabated release of toxic and otherwise harmful chemicals into the environment, with full knowledge of the dangerous nature of said chemicals. Defendants, and each of them, further engaged in extreme and outrageous conduct in knowing of said release and permitting same to continue for two weeks, all for the sake of profits to Defendants and in blatant disregard of the health and welfare of the citizenry of surrounding areas and the likely effects to said citizens' real and/or personal property.

72. As a direct and proximate result of the unlawful conduct of Defendants, and each of them, Plaintiffs did suffer severe emotional distress and mental suffering. In particular, Plaintiffs were extremely fearful for the safety, health and welfare of themselves, their spouses and other potentially-affected family members.

73. Defendants, and each of them, intended to cause or acted with reckless disregard of the probability of causing emotional distress to Plaintiffs.

74. As a direct and proximate result of Defendants' extreme and outrageous conduct as set forth herein, Plaintiffs have sustained damages, as set forth in paragraphs 33 and 34 of this Complaint.

75. Moreover, in that at all times herein mentioned, Defendants, and each of them, intended to cause or acted with reckless disregard of the probability of causing injury to Plaintiffs, and because these defendants were guilty of Oppressive, Fraudulent and/or Malicious conduct, Plaintiffs are entitled to an award of exemplary or punitive damages in an amount adequate to deter such conduct in the future.

                     EIGHTH CAUSE OF ACTION
                     -----------------------
ATTORNEYS' FEES PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE
                         SECTION 1021.5
                      (VS. ALL DEFENDANTS)


76. Plaintiffs incorporate in this cause of action each and every allegation of paragraphs 1 through 75, inclusive, with the same force and effect as though fully set forth herein.

77. The reimbursement or costs and fees by Defendants, and each of them, to Plaintiffs in responding to the release into the environment of these hazardous chemicals (including the chemical trade named "Catacarb") will confer a significant benefit on the general public.

78. Plaintiffs have expended and will continue to expend considerable costs in this action in order to recover for the costs of remedying the release of said toxic substances. Such costs are and will continue to be of public benefit.

79. Recovery of said costs confers a benefit on the public by ensuring that those who benefitted from and who are directly at fault for the release of said toxic substances into the environment bear the full cost of such releases, and so discourage future reckless or negligent management and control of other substances.

80. It is in the interests of justice that Plaintiffs' attorneys' fees not be paid out of the recovery for which the Plaintiffs pray herein.

     WHEREFORE, PLAINTIFFS pray for relief against DEFENDANTS, and each of them, as follows:

1. For Actual Damages, including damage to real and/or personal property, lost usage and enjoyment of property, diminution of fair market value of property, lost profits, lost earnings, earning capacity and other employee benefits, and costs of medical treatment in an amount according to proof, in no event, in an amount less than 500,000,000.00;

2. For costs of removal of any harmful substance from Plaintiffs' real and/or personal property and/or all other related remedial action;

3. For Interest on the amount of any and all economic losses, at the prevailing legal rate;

4. For Compensatory Damages, including and damages for personal injury, emotional distress, pain, discomfort, anxiety, and mental anguish, in an amount according to proof but, in no event, in an amount less than 500,000,000.00;

5.   For Punitive Damages in an amount appropriate to punish
Defendants, and each of them, and deter others from engaging in similar misconduct in the future;

6.   For reasonable Attorneys' Fees as provided by statute;

7. For the establishment of an emergency warning system to be maintained by Defendants for the purpose of immediate notification of all residents and businesses in the Crockett/Rodeo/Selby community in the event of future chemical releases by Defendants;

8. For Costs of suit and such other relief as the Court deems just and proper;


Dated:    September 22, 1994

                                   Respectfully submitted,


                              By:  /S/ Scott Edward Cole
                                   ----------------------
                                   SCOTT EDWARD COLE, ESQ. &
                                   TIMOTHY P. RUMBERGER, ESQ.
                                   Attorneys for Plaintiffs